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                       SUPPLEMENT NO. 7 DATED MAY 12, 1999
                       TO PROSPECTUS DATED OCTOBER 6, 1997
                                   RELATING TO
         $80,000,000 6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                    INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1
           AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

     All capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus dated October 10, 1997, as previously supplemented (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-35827). Any cross references in this Supplement refer to portions of the Prospectus.

     The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Debentures owned by each additional Selling Securityholder as of May 12, 1999 (subject to the qualification set forth below), (ii) the maximum amount of Debentures which may be offered for the account of such additional Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each additional Selling Securityholder as of May 12, 1999, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.




                                                                                        Shares of
                                                                 Principal Amount       Common Stock
                                        Principal Amount         of Debentures          Owned Prior to       Shares of Common
   Name of Selling Securityholder       of Debentures Owned      Offered Hereby         Offering(1)          Stock Offered Hereby(2)
   ------------------------------       -------------------      ----------------       --------------        --------------------
PBC Dominion Securities Inc......            $84,000                $84,000                 4,978                   4,978

Total............................            $84,000                $84,000                   N/A                   4,978
                                             =======                =======                   ===                   =====

----------

(1) Includes the shares of Common Stock into which the Debentures held by such Selling Securityholder are convertible at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.

(2) Assumes conversion into Common Stock of the full amount of Debentures held by such Selling Securityholder at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.

     Because the Selling Securityholder may, pursuant to this Prospectus, offer all or some portion of the Debentures and Common Stock it presently holds or, with respect to Common Stock, has the right to acquire upon conversion of such Debentures, no estimate can be given as to the amount of the Debentures and Common Stock that will be held by the Selling Securityholder upon termination of any such sales. In addition, the Selling Securityholder identified above may have sold, transferred or otherwise disposed of all or a portion of its Debentures and Common Stock since the date on which it provided the information regarding its Debentures and Common Stock, in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.

     The Selling Securityholder listed above did not have any material relationship with the Company other than as a result of ownership of the Debentures, within the three-year period ending on the date of this Prospectus.